EXHIBIT 99.1

Two Rivers’ Investor Conference Call Transcript Held on October 4, 2018

C O R P O R A T E P A R T I C I P A N T S

Wayne Harding, Chief Executive Officer and Acting Chief Financial Officer

John Stroh, Past Board Member and Water Consultant

C O N F E R E N C E C A L L P A R T I C I P A N T S

Eric Peterson, Private Investor

Thomas Calder, Private Investor

Gary Repovsch, Private Investor

Operator

This call contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources. There can be no assurance Two Rivers will be able to initiate and operate in accordance with its business plans. These forward-looking statements are made as of the date of this investor conference, and Two Rivers assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Wayne Harding

Hello and thank you for joining the Two Rivers Water & Farming Company investor update. My name is Wayne Harding, the Chief Executive Officer and acting Chief Financial Officer. Joining me today is John Stroh, a past board member of Two Rivers, who now acts as one of our water consultants. John and I will provide information on what our plans mean to our investors – both current and future.

This call will provide additional information to you since our last investor call on December 7, 2017. I want to offer you a brief update, answer some common questions I have been receiving, and most importantly, discuss our plans. We will leave time in the end for questions.

I’ve received numerous inquiries about Two Rivers’ association with GrowCo, the subsidiary that Two Rivers formed in early 2014, to provide state of the art greenhouse facilities to cannabis growers. Two Rivers, through accounting rules, had consolidated GrowCo in its financial reporting from inception through the quarter ending March 31, 2018. With the agreement of our independent auditors and supported by accounting standards we have de-consolidated GrowCo effective April 1, 2018.

Two Rivers owns approximately 1/3 of the first greenhouse, named GrowCo Partners 1, that we refer to as GCP1. GCP1 evicted the prior tenant for lease violations and regained possession of its greenhouse in mid-July 2018. GCP1 management is pursuing a new tenant, with a goal to have a new tenant in place by the end of this year.

Two Rivers also owns 10,000,000 common shares of GrowCo, out of an estimated 35,000,000 outstanding, which represents about 29% ownership. On our books we have fully impaired the value of this ownership. We are hopeful that GrowCo’s management and its board will be able to provide value for our ownership in the future.

For those shareholders that have been with us awhile, in 2015 Two Rivers took an additional 10,000,000 GrowCo shares owned by us and placed the shares into escrow for the benefit of our 2015 shareholders. If and when GrowCo becomes a public traded entity, the plan is to distribute these shares to the 2015 holders. For GrowCo status and plans, I suggest that you contact GrowCo’s management at info@trgrowco.com.

In 2013, as part of our metro district strategy, Two Rivers acquired 2,584 acres in eastern El Paso County, Colorado. El Paso County is the home of Colorado Springs. Our land is about a 30 minute drive east of Colorado Springs. It is located just east of Schriever Air Force Base.

Since late 2016, we have focused on divesting any non strategic assets. This includes this land. We have subdivided some of this acreage into 40 acres lots for sale. To date, we have sold 10 of these lots and are bringing additional lots to the market soon. Our cost basis in the lots are $486/acre and the net sales price to us is over $1,000/acre. The majority of the proceeds is used to pay down debt.

Now I want to turn our attention to our hemp and water efforts.

This year in our farm in Huerfano County, which we refer to as Butte Valley, we have set aside 6 acres out of 180 acres to test a hemp grow with a focus on high quality CBD oil. The hemp grow is being managed by an outside group. Two Rivers participates in a crop share. Indications to date show this grow is coming along nicely, in fact harvesting has begun. We should know Two Rivers’ share of the hemp crop by the end of this year.

We believe that there is a bright future with hemp production. If Two Rivers can become more vertically integrated with hemp, from seed to marketplace, our opportunity increases significantly.

To rapidly increase our hemp activity, we are investigating a strategic alliance with a hemp focused company, to combine our farmland and water with this company’s hemp expertise, extraction and hemp derived products. As a first step toward hemp expansion Two Rivers could expand hemp grow to the entire 180 acres of the Butte Valley. We plan to focus on high-grade CBD derivatives that currently commands a very high price. If successful, we can always expand to additional acreage that we own.

Now let me speak about our most precious asset, water. As most know, water, especially in western states, is governed by complex laws and rights. I’m going to attempt to keep this very high level. After my high level overview, John Stroh will join us for on-the-ground perspective.

In Colorado, there are many water rights and of these there are two basic types of prior appropriation water rights: direct flow rights and storage rights. Direct flow takes water directly from a stream to its place of use. Storage rights puts water into a reservoir for later use. It is important to have both, thereby having the ability to use water and to store water to use at a future date. We have both. The detail of our water rights is shown in our annual 10K filings.

Additionally, we have a water supply agreement with a soon-to-be-formed municipal district in Huerfano county. Under this agreement, we provide untreated water to this district for a fee of $6,500 per tap. There are approximately 3 water taps per acre foot of water. This provides a value of $19,500 per acre foot of water. In order to begin our water sales, we plan to start a change of use of our water from agriculture use to municipal use. We anticipate water tap sales can begin the end of 2019 or in 2020. John will have more to say about this potential change of use.

How do we make full utilization of our water assets? We need to raise significant capital through equity, debt, joint venture partners, or a combination. The considerable majority of this new capital is to rebuild our largest water storage container – the Cucharas Reservoir. This reservoir is the largest, privately held on-stream reservoir in Colorado.

Once, and if, the Cucharas Dam is rebuilt to a target of 35,000 acre feet of storage, based on water lease and storage revenue, the Dam could have a substantial increase in market value. Further, at full capacity, this reservoir could account for nearly 10% of the State’s current goal of an additional 400,000 acre-feet of water storage by 2050.

I’ll now turn the presentation over to John Stroh now for a brief water and demand overview in our two rivers basin in southeastern Colorado. John – all yours.

John Stroh:

Thank you Wayne and I also thank all of you who joined this call. As Wayne indicated I am a former board member of Two Rivers and I live in Huerfano County on the Butte Valley Farm, which is owned by Two Rivers.

My grandfather and great grandfather worked for a company that built the reservoirs and diversion structures in the water basin where Two Rivers owns its water assets. My family still owns the east shore of Cucharas Reservoir and the Canyon below the dam. The knowledge I have of the water rights and structures is first hand, plus years of study and research.

The single greatest financial opportunity in water investment occurs when demand increases from an irrigation use to a “higher” use such as municipal and domestic supply. When this change of use occurs, there is typically a 5 to 10 fold increase in the value of the water right.

The State of Colorado, Division of Water Resources recognizes 10 types of use. Most water rights are adjudicated for irrigation, which is the most prevalent use and more than 80% of all water rights in Colorado, utilized by farmers. The water use that pays the most is that which directly benefits people in our growing population. To change use of a water right requires the owner to take the right through a legal proceeding in Water Court. The amount of water that can be changed to the new use and in a new location is called “consumptive” use, which is the amount consumed by the crops typically grown with the water historically. A water change case can usually be completed in 6-12 months. Two Rivers along with a metropolitan district to be formed has begun the necessary engineering.

There are numerous markets for our water assets. Wayne has mentioned the municipal supply to a Metro District. Additionally, the City of Walsenburg is interested both in some direct supply through the proposed Metro District system that will be built in the next few years and leasing water storage space in Cucharas Reservoir.

I have met personally with the City of Walsenburg representatives the Colorado City Metro District president and manager and the Saint Charles Mesa Water District. Each of these have different needs and are quite interested in developing a relationship with Two Rivers and the newly formed Metro District in hope of securing new water supply.

A portion of the water rights will continue in agriculture as additional consumptive use is developed. Then as demand continues to increase more water can be converted to other uses. There is some demand now for augmentation water. Most irrigation wells cannot be pumped unless the aquifer is augmented from a surface source. My point is that as we change use of water rights we should carefully analyze the demand and have multiple uses available. As an example, the current average market price per acre foot for a well supplying a greenhouse is $700/acre foot/year rent.

Renting space in a Reservoir has varying rates. But, several leases on the Arkansas River pay $200 or more per acre foot per year.

In the upper basin there are only four privately held reservoirs, two of which are owned by Two Rivers. If more storage space is needed by anyone they would have to work with Two Rivers, or start from scratch to build new storage. Obviously, building a new dam for Cucharas Reservoir is expensive, however, the unique feature of a reservoir is that all “in priority” water stored in this facility would be owned by Two Rivers. Once filled and managed carefully a permanent pool can be maintained to carry our supply requirements through dry periods.

In this environment, very little happens without water. When you control the water, you control the future. I believe that Two Rivers is in a great position to develop its water assets for the benefit of the community where Two Rivers water assets reside and for the benefit our Two Rivers Shareholders.

Now back to Wayne for a wrap up.

Wayne:

Thank you, John. So what does all of this mean to you, our investor?

As mentioned before, we are heavily dependent on future capital investment from both debt, equity, and potentially strategic partnerships. Assuming we can raise the necessary capital, we will invest in building a new Cucharas dam, work on the water change of use for our Metro district supply agreement, and lease water to other agriculture users.

We are waiting for the results and sales from our test hemp acreage. We are expecting good results which will provide us a great base to expand our hemp production. We are also investigating becoming a full hemp vertical supply chain enterprise which is seed to plant to extract to products. This will allow us to capture as much revenue and profit as possible.

We will now open the phone to questions from attendees.

Operator:

At this time, we will be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. Once again, please press star, one if you would like to enter the queue. One moment, please, while we poll for questions.

Our first question comes from the line of Eric Peterson, a private investor. Please proceed with your question.

Eric Peterson:

Yes, hi. I don’t know how to track the price of marijuana out there, but I gather it’s gone down quite a bit. How would you see that impacting what potential revenues you can get on the first greenhouse?

Wayne Harding:

Eric, how are you doing. This is Wayne.

Eric Peterson:

Yes, hi.

Wayne Harding:

Yes, hi. There is, when we first went into the GrowCo and building the infrastructure and the greenhouses, we were working with a model of the price per pound in Colorado being $2,025 a pound. We anticipated that price coming down, so we were looking at putting together models to see what tenants can afford and we used the price of $1,000 a pound, and that’s how we came up with the price of $20 per square foot for leasing. Now that price per pound is around $800 to $1,000, so it’s still within that realm. I will tell you that this one potential tenant we’re working with, we have been quoting about that range of price for a long-term lease with them.

Eric Peterson:

A little follow-up, if I could. I gather the last guy there who did damage to the premises and stuff, is there any way you can control these guys once they have a lease and make sure they’re not tearing the place up?

Wayne Harding:

Sure. There’s certain things that we can do. We have certainly learned from past mistakes. One thing is we need to get a strong financial tenant in there that pays a large security deposit, and also that we believe can perform and are honest in their dealings. We also have, as a fallback position, insurance. But, we need to concentrate on getting the right tenant into that place and making sure that they have financial wherewithal, and also expertise in growing the marijuana.

Eric Peterson:

Okay, thanks.

Operator:

Our next question comes from the line of Thomas Calder, a private investor. Please proceed with your question.

Thomas Calder:

Hi. My question is more geared towards the cannabinoid, because there’s so many different companies doing research on—I’ll call it medical marijuana, but there’s no THC in cannabinoid, or growing the hemp, and the last time you guys grew hemp, you got frozen out, so what are your plans—because, one person who recommended Infinite CBD, is a great source for CBD products, he has stated you can earn anywhere from $100,000 to $300,000 on just one acre of hemp. I’d kind of like to have an idea, seeing as how you have all this water, all this land, what the future looks like over the next couple of years for CBD, regardless of Sativa or Indica marijuana.

Wayne Harding:

Okay, that’s a good question. That is why, in my scripted presentation, I talked about let’s see what the results are from our test grow, our crop share of six acres this year, and see what the marketplace is. I’ve heard wild estimates, anywhere from you can’t make any money on hemp or you could make, like you mentioned, $200,000 an acre on hemp. Well, we prefer just to find out ourselves by actually doing that test crop. We do believe there’s opportunity, large opportunities, and particularly for certain varieties, particularly pharma-grade CBD, but we’re going to take one step at a time and we’ll be able to—once we know the information, what we get from this test crop—we’ll be able to share that with our investors.

Thomas Calder:

Okay, but if it’s successful, will you will be looking at aggressively expanding your growth?

Wayne Harding:

Yes, we want to aggressively expand our acreage based upon our test grow this year. We have already started preliminary talks about that, and also with potential partners to help us do that.

Thomas Calder:

Are you going to do any of it solo? If it’s truly correct that you have a high-grade hemp, I mean, if you made—I’ll just count it’s $100,000 an acre, but even 50 acres, that would be $5 million worth of profit just for Two Rivers, which would be a hell of a number if—because I’ve been in Two Rivers for over five years.

Wayne Harding:

I appreciate your investment and your patience. Again, I don’t want to quote future revenue numbers on something like hemp, that I want to see the numbers myself and put together a plan for next year before we start saying numbers, but let me just leave it at that and move on.

Thomas Calder:

Okay, all right.

Wayne Harding:

Thank you.

Operator:

As a reminder, if anybody would like to ask a question, please press star, one on your telephone keypad.

Our next question comes from the line of Eric Peterson, a private investor. Please proceed with your question.

Eric Peterson:

Yes, hi again. Vaguely, I’ve heard numbers like the cost to rebuild a dam is in the $20 million area. Is that about right?

Wayne Harding:

Hey, Eric, Wayne again, and I’ll have John comment, because he’s been talking to some contractors in construction. We did an estimate through a very large engineering company back in 2010 or 2011. They came up with a fee range between $30 million and $40 million to rebuild the dam. As we build our models, we’re using the higher numbers, but as we start investigating and talking to particularly—they’re large contractors, but they’re more local—we find that that number can come down significantly, but we don’t have firm numbers yet, but of course, that’s part of the steps in getting the dam built, is drawing up the engineering diagrams and leveling out the bid. John, do you have anything else to add on that?

John Stroh:

Yes, I would add that my conversations with a local firm that’s based in Pueblo that actually do work internationally and they’ve won a number of national awards for some work they’ve done in the United States, as well, and they are roller-compacted dam company, that’s their specialty and what they do mostly, and they have quoted me a price, going back to 2014, of $19 million to build a roller-compacted dam that actually would be a little higher capacity than the one that we have to take down, which was about 50,000 acre-feet. They were looking at somewhere around 42,000 acre-feet and they’ve—I’m sure those prices have gone up a little bit, but I really do believe—and I had a recent conversation with them—that it would probably still be somewhere in the vicinity of $25 million or less.

Eric Peterson:

Mm-hmm, okay, all right. What kind of financing can you contemplate getting this thing done, I mean, a straight debt deal, or what are your general thoughts on how you’re going to raise that much money?

Wayne Harding:

It would be great to do either a straight debt deal, and we’ve gotten some proposals in already, but we think that they’re asking for too much, and so we continue to look at our different alternatives on that. The other thing that we’re looking at is what I think would be very beneficial to us, is to find a strategic partner that has experience in water, water collection, water distribution, that’s either maybe a public or non-public company, or maybe an infrastructure provider that will private equity, that will come alongside us, so that we don’t have to worry a great amount about debt service and burn rate, but we prosper together. That’s another alternative and that’s why I mentioned a couple times strategic partners when it comes to this dam financing, financing the development of the entire infrastructure in the Two Rivers Basin.

Eric Peterson:

Got you. Okay, thanks.

Operator:

Once again, if anybody would like to ask a question, please press star, one on your telephone keypad.

Our next question comes from the line of Gary Repovsch, a private investor. Please proceed with your question.

Gary Repovsch:

Thank you. Just as a follow-up on the last person that asked the question, it sounds as though you were talking to people on both ends of the spectrum; you’re talking to people regarding the water and also talking to people regarding the marijuana growth part, so I’m just wondering, have you started that process, is it fairly far along, or just now starting it? Can you give some kind of an idea of how far you are along in maybe securing some strategic partnerships?

Wayne Harding:

Right, Gary. In terms of the dam, we have been trying to raise money for the dam, and up for the last, I would say, 10 to 12 months, and it’s really taken off in terms of really focusing on that, I’d say, the last five to six months. Again, it’s not an easy debt offering to place. In terms of a strategic partner with the dam, we’ve talked to a few, those couple people have turned us down, but we have a list of a couple of other people that we are trying to reach out to.

Let’s talk about—you mentioned marijuana, I prefer to use the word CBD-focused hemp, which just recently, last week, I believe, was taken off as Class 2 of Schedule I of the Controlled Substances Act, now it’s in Schedule V, but it has to be less than 0.1% of PHC. We have been talking to one particular CBD partner since February of this year and are making great progress. I will also tell you there are some backup plans. For example, probably, hardly a week doesn’t go by—it’s kind of like hemp-mania out there—hardly a week doesn’t go by I don’t get a call or an email from somebody wanting to lease our land to grow hemp. We can always fall back on that, particularly if we’re capital constrained next year.

Gary Repovsch:

Okay, and then I just have one follow-up question, and that is, if these strategic initiatives work, either one or both, what about maybe getting us off this exchange and maybe making it a little bit—get into a better exchange, like the Nasdaq or New York Stock Exchange, or something? Is there any talk about doing that, is there any planning for doing that sort of thing?

Wayne Harding:

Yes, there is. This one strategic partner is very keen on up-listing, is what we call it. I don’t know if you’ve been—I think, was it you, or maybe Eric, or somebody, who’s been an investor for a long time. I believe about three or four years ago, at an Annual Meeting, we passed—because it might take a reverse split to be able to meet reversing pricing requirements. We actually had approved, about three years ago, four years ago, from our shareholders, a reverse split only contingent upon—strictly contingent upon us up-listing and doing the stock price. We still have that in mind and we’d love to do that.

Gary Repovsch:

Okay. All right, well, thank you very much, I appreciate it.

Wayne Harding:

You’re welcome. Thank you.

Operator:

Mr. Harding, there are no further questions at this time.

Wayne Harding:

Great, Jeremy (phon), thank you so much. Everyone, thank you for your time today. If we were unable to get to your question or you just didn’t want to do it in public, you can email us your question at info@2riverswater.com, and two is with the numeral 2, info@2riverswater.com. You can also contact our Investor Relations person, Carl, who can be reached at 410-493-4876. We appreciate your past support and patience as we attempt to acquire additional capital for the improvements of our water assets and associated land, thereby increasing value for all our shareholders. Thank you. Have a good day.

Operator:

This concludes today’s conference. You may disconnect your lines at this time. Thank you for your participation.

Wayne Harding:

Thank you for your time today. If we were unable to get to your question, please email us at info@2riverswater.com. You can also contact our investor relations person, Carl, who can be reached at 410-493-4876.

We appreciate your past support and patience as we attempt to acquire additional capital for the improvement of our water assets and associated land, thereby increasing value for all stakeholders.